Exhibit 5(a)

FAEGRE & BENSON LLP

2200  WELLS FARGO CENTER, 90 SOUTH SEVENTH STREET

MINNEAPOLIS,  MINNESOTA  55402-3901

TELEPHONE   612.766.7000

FACSIMILE   612.766.1600

www.faegre.com

June 8, 2005

Bemis Company, Inc.

222 South Ninth South, Suite 2300

Minneapolis, Minnesota  55402

Re:	Bemis Company, Inc.
Registration Statement on Form S-4

Ladies/Gentlemen:

At your request, we have examined the Registration Statement on Form S-4 (the “Registration Statement”) of Bemis Company, Inc., a Missouri corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) on June 8, 2005 in connection with the exchange of $300,000,000 principal amount of the Company’s 4.875% Notes Due 2012 (the “New Notes”) for $300,000,000 principal amount of outstanding 4.875% Notes Due 2012 (the “Old Notes”). The New Notes will be issued pursuant to an Indenture dated June 15, 1995 between the Company and U.S. Bank National Association (as successor in interest to First Trust National Association) (the “Indenture”).  Unless otherwise defined herein, or the context otherwise requires, terms used herein have the meanings assigned to such terms in, and shall be interpreted in accordance with, the Indenture.

We have acted as special counsel to the Company in connection with the preparation, execution and delivery of the Indenture and the New Notes and, in rendering the opinion set forth below, we have reviewed copies, certified or otherwise identified to our satisfaction, of the Indenture and the New Notes.

As to any facts material to our opinion, we have made no independent investigation of such facts and have relied, to the extent that we deem such reliance proper, on certificates of officers of the Company.

In rendering the opinions set forth below, we have assumed (i) that each party to any of the Indenture or the New Notes has been duly organized and is validly existing and in good standing (if relevant) under the laws of its jurisdiction of organization; (ii) that each party to any of the Indenture or the New Notes has full power and authority (corporate and otherwise) to authenticate, execute, deliver and/or perform, as the case may be, such document; (iii) that the authentication, execution, delivery and/or performance, as the case may be, of the Indenture and the New Notes by each party thereto have been duly authorized by all necessary action (corporate and otherwise) on the part of such party; (iv) that the Indenture has been, and the New Notes will have been, duly authenticated, executed and/or delivered, as the case may be, by each of the parties thereto; (v) that the Indenture is valid, binding and enforceable against the Trustee; (vi) that the authentication, execution, delivery and/or performance, as the case may be, of each of the Indenture and the New Notes by each party thereto do not and will not violate or constitute a default under any provision of applicable law or regulation, or any organizational document of any such party, or any contract, undertaking, judgment, injunction, order, decree or other instrument to which any such party is a party or by which it or its properties is bound; (vii) that no authorization, approval, consent, order, license, franchise, permit or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due authentication, execution, delivery and/or performance, as the case may be, of any of the Indenture or the New Notes by any party thereto that has not been duly obtained or made and that is not in full force and effect; (viii) the legal capacity of natural persons; (ix) the genuineness of all signatures; (x) the authenticity of all documents submitted to us as originals; (xi) the conformity to the original documents of all documents submitted to us as copies thereof, and the authenticity of the originals of such latter documents; (xii) that each of the Trustee and (if relevant) the holders of the New Notes has complied with all legal requirements pertaining to its status as such status relates to its rights to enforce the New Notes and the Indenture against the Company; (xiii) that immediately prior to the exchange contemplated by the Indenture and the Registration Statement, the Old Notes were in full force and effect (and had been duly authenticated, executed and/or delivered, as the case may be, by each of the parties thereto), and that the form of the New Notes conforms to the form that we have reviewed; (xiv) that the laws of any jurisdiction other than the jurisdiction that is the subject of this opinion letter do not affect the terms of the New Notes or the Indenture; (xv) that there has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence; and (xvi) that the conduct of the parties to the transaction has complied with any requirement of good faith, fair dealing and conscionability.

Based upon the foregoing and subject to the qualifications, exceptions, limitations and assumptions set forth herein, we are of the opinion that under the laws of the State of New York (other than any conflicts of law rule or principle):

1.             The Indenture constitutes a valid and legally binding obligation of the Company enforceable against the Company in accordance with its terms.

2.             When duly executed and authenticated as contemplated by the Indenture and delivered to the holders of the Old Notes in exchange for the Old Notes as contemplated by the Registration Statement and the Indenture, the New Notes will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, and will be entitled to the benefits of the Indenture.

Our opinion is subject in all respects to the following qualifications, exceptions and limitations:

(a) We express no opinion with respect to the validity or enforceability of the following provisions to the extent that they are contained in the Indenture or the New Notes: (i) provisions releasing, exculpating or exempting a party from, or requiring indemnification of or contribution to a party for, liability for its own negligence, recklessness, willful misconduct or unlawful conduct to the extent that the same are inconsistent with the public policy underlying any law, rule or regulation; (ii)

choice of law provisions; (iii) provisions purporting to waive, subordinate or not give effect to rights to notice, demands, legal defenses or other rights or benefits that cannot be waived, subordinated or rendered ineffective under applicable law; (iv) provisions relating to powers of attorney, severability, subrogation, entitlement to attorneys’ fees or set-off rights; (v) provisions providing that decisions or determinations by a party are conclusive or may be made in its sole discretion; (vi) provisions imposing penalties or liquidated damages or requiring the payment of interest on interest or interest at a higher rate than the rate ordinarily borne by the New Notes upon default or the occurrence or failure to occur of any other conditions; and (vii) provisions requiring that waivers be in writing.

(b) The enforceability of the Indenture and the New Notes may be limited by: (i) applicable bankruptcy, insolvency, fraudulent conveyance or transfer, debt adjustment, reorganization, moratorium, receivership, conservatorship, composition, liquidation or other similar laws from time to time in effect relating to, resulting from, restricting, limiting or affecting generally the enforcement of creditors’ rights; (ii) general principles of equity, including without limitation concepts of materiality, unconscionability, reasonableness, good faith, and fair dealing (regardless of whether considered in a proceeding at law or in equity); (iii) the availability of equitable remedies; (iv) the discretion of a court to grant, impose or render remedies under specific circumstances; and (v) limitations imposed by public policy, although, except as noted otherwise herein, we are not aware of any such limitation that would adversely affect the enforceability of the Indenture or the New Notes.

We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York.

Our opinions set forth in this letter are based upon the facts in existence and laws in effect on the date hereof and we expressly disclaim any obligation to update our opinions herein, regardless of whether changes in such facts or laws come to our attention after the delivery hereof.

This opinion letter has been furnished at your request and is solely for your benefit in connection with the transactions contemplated by the Indenture and the New Notes and may not be relied upon for any other purpose or by any other person or disclosed, quoted, filed with a governmental agency or otherwise referred to without our prior written consent; provided, however, we consent to your filing this opinion as an exhibit to the Registration Statement.  We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement.  By so consenting, we do not imply or admit that we are included in the category of persons whose consent is required under Section 7 of the of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

FAEGRE & BENSON LLP

By:	/s/ James E. Nicholson
James E. Nicholson